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                                                                      Exhibit 21


                          SUBSIDIARIES OF THE COMPANY

Registrant has four wholly-owned subsidiaries:

  1.   BriteSmile International, Limited, an Ireland corporation.
  2.   BriteSmile Management, Inc., a Utah corporation.
  3.   BriteSmile Leasing, Inc., a Delaware corporation.
  4.   BriteSmile Delaware, Inc., a Delaware corporation.